                                                                    Exhibit 99.1

                                                            For Information
                                                            ---------------
                                                            Mark A. Hellerstein
                                                            Robert T. Hanley
                                                            303-861-8140

                ST. MARY BOARD DECLARES SEMI-ANNUAL CASH DIVIDEND

DENVER - April 22, 2005 - St. Mary Land & Exploration Company (NYSE: SM)
today announced that its Board of Directors has declared a semi-annual cash dividend of $0.05 per share of common stock. The dividend will be paid May 16,
2005, to stockholders of record as of the close of business May 6, 2005. St.
Mary currently has approximately 57.2 million shares of common stock outstanding.

St. Mary has paid cash dividends to stockholders every year since 1940. On March
31, 2005, St. Mary enacted a two-for-one stock split in the form of a stock dividend whereby stockholders were issued one additional share of St. Mary common stock for each share owned on the record date of March 21, 2005. The
Board of Directors approved maintaining the regular semi-annual dividend rate of
$0.05 per share of common stock, which on a post-split basis effectively doubled the semi-annual dividend. Company management currently plans to continue making semi-annual dividend payments at the rate of $0.05 per share for the foreseeable future, subject to future earnings, capital requirements, financial condition, credit facility covenants and other factors.

This release contains forward-looking statements within the meaning of securities laws, including plans for future periods. The words "will" and
"plans" and similar expressions are intended to identify forward-looking statements. These statements involve known and unknown risks, which may cause actual results to differ materially from results expressed or implied by the forward-looking statements. These risks include such factors as the volatility and level of oil and natural gas prices, production rates and reserve replacement, the imprecise nature of oil and gas reserve estimates, uncertainties in cash flow, the availability of attractive exploration and development and property acquisition opportunities and any necessary financing, competition, litigation, environmental matters, and other such matters discussed in the "Risk Factors" section of St. Mary's 2004 Annual Report on Form 10-K filed with the SEC. Although St. Mary may from time to time voluntarily update its prior forward-looking statements, it disclaims any commitment to do so except as required by securities laws.

                                    PR 05-08
                                       ###